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                  CONSULTING AND ANALYTICAL RESEARCH AGREEMENT


     AGREEMENT, made as of the 1st day of May, 1995, between Templeton Quantitative Advisors, Inc. ("Investment Analytics Provider" or "IPA") and (Security Management Company)("Adviser").

     WHEREAS,   Templeton  Quantitative  Advisors,   Inc.,  is  a  wholly  owned
subsidiary of Templeton Worldwide, Inc., which in turn is a wholly owned subsidiary of Franklin Resources, Inc.;

     WHEREAS, The Investment Analytics Provider is a technology based investment advisory firm which specializes in structured investment strategies;

     WHEREAS,  the  Adviser  is  a  registered   investment  adviser  under  the
Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;

     WHEREAS, the Adviser is the investment adviser for the Security Equity Fund (the "Fund") and provides investment advisory services to the Fund on the terms and conditions set forth in an investment advisory contract;

     WHEREAS, the Fund is authorized to issue shares in separate series, with each series representing interests in a separate portfolio of securities and other assets;

     WHEREAS,  the  Adviser's   responsibilities   with  respect  to  the  Asset
Allocation Series of the Fund (the "Series") includes determining the sectors of the domestic and international economy in which to invest the Series' assets;

     WHEREAS, the Adviser desires to retain the services of Investment Analytics Provider to provide certain consulting and analytical research services to the Adviser with respect to its responsibilities to the Series.

     NOW THEREFORE, in consideration of the mutual agreements herein contained, Investment Analytics Provider and the Adviser agree as follows:

     1. The Investment Analytics Provider, agrees to provide the Adviser with research and data on domestic and international equity securities ("Turn-Key Portfolio Plan") consistent with the investment policies set forth in the prospectus and statement of additional information of the Fund. The Adviser, or its designee, will identify for IPA (i) the Sectors of the domestic equity market for which it seeks research and
          (ii) the countries in the international equity market for which it seeks research.

          With respect to each particular sector or country identified by the Adviser or its designee, IPA will (i) determine which equity securities shall be represented in the Series' portfolio and regularly report thereon to the Fund's Board of Directors and the Adviser;
          (ii)

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          formulate and implement  continuing programs for the purchase and sale of such equity securities; (iii) continuously review the Series' equity security holdings and the investment program and the investment policies of the Series; and (iv) take, on behalf of the Series, all actions which appear necessary to carry into effect such purchase and sale programs, including the placement of orders for the purchase and sale of equity securities for the Series. IPA shall send the Adviser a daily list of all recommended purchases and sales for the Series

     2. With respect to the recommendations made by IPA, IPA is hereby authorized to select broker/dealers for execution of the trades and to negotiate brokerage commissions in connection therewith. IPA's primary consideration in effecting a security transaction will be execution at the most favorable price. In selecting a broker/dealer to execute each particular transaction, IPA will take the following into consideration; the best net price available; the reliability, integrity and financial condition of the broker/dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker/dealer to the investment performance of the Series on a continuing basis. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker/dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

          Subject to such policies as the Board of Directors may determine, IPA shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement, or otherwise, solely by reason of its having caused the Series to pay a broker for effective portfolio investment transactions in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if IPA determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or IPA's overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. IPA is further authorized to place and/or to effect orders with such brokers and dealers who may provide research or statistical material or other services to the Series or to IPA. Such allocation shall be in such amounts and proportions as IPA shall determine and IPA will report on said allocations regularly to the Board of Directors of the Fund and the Adviser indicating the broker to whom such allocations have been made and the basis therefor. Notwithstanding the foregoing, IPA will execute all portfolio transactions on behalf of the Series in accordance with the Series' brokerage policies as set forth in its registrations statement, as amended from time to time (a copy of which shall be provided by the Adviser to IPA, including any amendments thereto).

     3. As compensation for the services rendered to the Adviser, the Adviser agrees to pay IPA a Turn-Key portfolio research fee of .30%, on an annual basis of the first $50 million of the Series average daily net equity securities assets, and .25%, on an annual basis of the Series average daily net equity securities assets in excess of $50 million. Such fee shall be calculated daily and payable monthly.

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     4.   It  is  understood  that  the  services  provided  by  the  Investment
          Analytics Provider are not to be deemed exclusive and nothing in this Agreement shall preclude the Investment Analytics Provider from
          providing  similar  services  to  banking   institutions,   investment
          companies, insurance companies and other clients, including clients which may invest in the same type of securities as the Fund, so long as its services under this Agreement are not impaired thereby.

          Nothing in this Agreement shall be deemed to impose upon IPA any obligation to purchase or sell for the Series' account any security or related instrument which IPA may purchase for itself for its own accounts or the account of any other client, if in the sole discretion of IPA such transaction or investment appears unsuitable, unpracticable or undesirable, or is inconsistent with the policies referred to in Section 2 above.

     5. During the term of this Agreement, the Investment Analytics Provider will pay all expenses incurred by it, its staff and their activities, in connection with the services to be provided by it under this Agreement.

     6. Nothing herein shall be construed as constituting the Investment Analytics Provider or the Adviser as agent of the other.

     7. During the term of this Agreement, the Adviser (or any of its subsidiaries or affiliates) shall be entitled to use the Templeton Quantitative Advisors, Inc., name in all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund.

     8. IPA represents and warrants to the Adviser that (i) it is a validly existing corporation under the laws of the State of Delaware; (ii) no provision of any contract, agreement or understanding to which IPA, or any of its subsidiaries or affiliates is a party, prevents it from providing the services contemplated by this Agreement; (iii) it has full power and authority to enter into and perform the services contemplated by this Agreement; and (iv) it will meet (and will continue to meet for the duration of this Agreement) all applicable federal or state requirements, or the applicable requirements of any self regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

          The Adviser represents and warrants to IPA that (i) it is a validly existing corporation under the laws of the State of Kansas; (ii) no provision of any contract, agreement or understanding to which the Adviser, or any of its subsidiaries or affiliates is a party, prevents it from providing the services contemplated by this Agreement; (iii) it has full power and authority (including authorization from the
          Fund) to enter into and perform the services contemplated by this Agreement; and (iv) it will meet (and will continue to meet for the duration of this Agreement) all applicable federal or state requirements, or the applicable requirements of any self regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

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     9.   IPA agrees to maintain  all records  relating  to its  activities  and obligations under this Agreement which are required to be maintained by Rule 31a-1 under the 1940 Act and agrees to preserve such records for the periods prescribed by Rule 31a-2 under the Act. IPA further agrees that all such records are the property of the Fund and agrees to surrender promptly to the Fund any such records upon the Fund's request.

     10. This Agreement shall become effective on May 1, 1995, and shall continue in effect for one year from that date. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such renewal shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" as defined in the 1940 Act of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Directors as a whole.

     11. Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty
          (60) days' written notice to the other party. In addition, this Agreement may be terminated by the Fund on sixty (60) days' written notice to the Investment Analytics Provider, provided that such termination by the Fund is approved by the vote of a majority of the Fund's Board of Directors in office at the time or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act. This Agreement shall automatically terminate in the event that the investment advisory contracts between the Advisers and the Fund is terminated, assigned or not renewed.

     12. This Agreement will terminate automatically in the event of its assignment (as that term is defined in the 1940 Act).

     13. This Agreement shall be construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

     14. IPA may rely on information reasonably believed by it to be accurate and reliable. The Investment Analytics Provider nor its officers, directors, employees or agents shall be subject to any liability for an error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Analytics Provider of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the part or by reason of IPA's reckless disregard of its duties under this Agreement.

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     15.  The  Adviser  and IPA each agree to  indemnify  the other  against any claim, against loss, or liability to, such other party (including reasonable attorney's fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence.

     16. Notice required to be given under this Agreement by either party shall be in writing by personal delivery or certified mail, return receipt requested or by confirmed telecopy. Notice shall be to the addresses set forth on the signature page hereto.

     17. This Agreement sets forth the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. This Agreement may not be amended except by a writing signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                                    TEMPLETON QUANTITATIVE ADVISORS, INC.


                                    By           Robert E. Butman
                                      ------------------------------------------
                                      Robert E Butman
                                      President
                                      Address:  31 West 52nd Street, 10th Floor
                                              New York, New York 10019
Attest:

Jean W. Thomas
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Jean W. Thomas
Secretary
                                    SECURITY MANAGEMENT COMPANY

                                    By              James R. Schmank
                                      ------------------------------------------
                                      James R. Schmank
                                      Senior Vice President
                                      Address:  700 Harrison Street
                                                Topeka, Kansas 66636
Attest:

Amy J. Lee
------------------------------
Amy J. Lee
Secretary